Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ EXPANDS ITS UNSECURED CREDIT FACILITY
Cleveland, Ohio (December 11, 2008)—CBIZ, Inc. (NYSE: CBZ) today announced that it has expanded its unsecured credit facility led by Bank of America, NA, to $214 million from $150 million with an accordion feature of up to a total of $250 million, effective December 10, 2008. The expansion serves to provide the Company with greater flexibility in implementing its strategic growth plan and will expire November 16, 2012.
Ware Grove, CBIZ Senior Vice President and Chief Financial Officer, stated, “CBIZ has grown revenue by 11.3% and earnings per share by approximately 24% through the first nine months of 2008 and operations continue to generate strong cash flow. In November we announced an agreement to acquire Mahoney Cohen, a $55 million New York City based accounting firm, and we are continuing to manage a pipeline of additional acquisition opportunities. We enjoy strong support from our bank group and are very happy to accomplish this expansion of our credit facility during an extremely challenging time in the credit markets. The increase in the facility is on favorable terms and gives us greater flexibility to address acquisition and other opportunities in the future.”
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services which include accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, healthcare consulting and medical practice management. These services are provided through more than 140 Company offices in 34 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.